Exhibit 99.1

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

VAALCO ENERGY ANNOUNCES APPROVAL OF PLAN OF DEVELOPMENT FOR DISCOVERY ON BLOCK P IN EQUATORIAL GUINEA

HOUSTON – September 26, 2022 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) ("VAALCO" or the "Company") today announced that the Government of Equatorial Guinea has approved the Venus - Block P Plan of Development (“POD”). VAALCO has an 80% participation interest in the project and is the operator. Upon the execution of final documents, VAALCO will proceed directly to project execution which targets first oil in 2026 and adds 23.1 million barrels of oil (“MMBO”) of 2P CPR gross reserves, and 18.5 MMBO of 2P CPR Working Interest (“WI”) reserves (16.2 MMBO net 2P reserves).

Highlights

●	Substantially adds to VAALCO’s 2P CPR WI reserves;
o	Adds 18.5 MMBO of 2P CPR WI reserves as of September 2022, which includes 9.1 MMBO of WI proved undeveloped reserves (“PUDs”);
o	Additional future upside with Europa development and exploration upside with Saturno and Southwest Grande prospects;
●	Allows VAALCO to proceed with the development of the Venus discovery;
o	Plans to spud first development well in early 2024;
o	Acquire, convert and install production facilities over the next three years;
o	Expects to spud an additional development and a water injection well in 2025/2026;
●

Estimates the preliminary project cost of drilling two development wells, an injection well and related production facility to be approximately $310 million gross, or approximately $13.40 per barrel of 2P gross reserves;

●	Anticipates first oil production from Block P in mid to late 2026; and
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Based on results from the initial discovery well and reservoir modeling, VAALCO expects production from the field to reach approximately 15,000 gross barrels of oil per day upon completion of the two development wells and injector well.

George Maxwell, VAALCO’s Chief Executive Officer, commented, "With approval of the POD, and upon execution of final documents, we are very excited to proceed with our plans to operate, develop and begin producing from our discovery at Block P in Equatorial Guinea over the next few years. We have a strong and highly economic plan of development in place and are looking forward to working with our carried partner GEPetrol and the Equatorial Guinea government in efficiently developing this exciting discovery. We believe that adding another asset to our portfolio with significant 2P WI CPR is a very positive step for VAALCO and further demonstrates the meaningful value of our asset base. We believe that Block P in Equatorial Guinea has the upside potential to become a world class asset in line with our Etame asset and see clear strategic benefits in diversifying the revenue generation and country focus of our portfolio. VAALCO has a proven operating track record for a development of this kind and we look forward to demonstrating these capabilities as we progress Block P into production. As you can see, we are very excited for the future of VAALCO and believe that we can significantly enhance shareholder value through the drill bit on our outstanding assets."

 See “Supplemental Non-GAAP Financial Measures” below concerning 2P CPR reserves.

On July 15, 2022, VAALCO, on behalf of itself and Guinea Ecuatorial de Petroleós (“GEPetrol”), submitted to the EG MMH a plan of development for the Venus development in Block P. The other Block P joint venture owner, Atlas Petroleum International Limited, opted not to participate in the POD. On September 16, 2022, the Equatorial Guinea Minister approved VAALCO’s POD. As a result, VAALCO will hold an 80% working interest in the Venus development in Block P and GEPetrol will hold a 20% carried interest. The Block P PSC provides for a development and production period of 25 years from the date of approval of the POD.

VAALCO has added a supplemental investor deck on the Block P development program to its web site, www.vaalco.com, in the “Presentations” section under the “Investor Relations” tab.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 126 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Non-GAAP Financial Measures

2P CPR Reserves

2P CPR reserves represent proved plus probable estimates as provided by Netherland, Sewell & Associates, Inc., (“NSAI”) and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers using escalated crude oil price and cost assumptions made by VAALCO’s management. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers. As a result, 2P CPR reserves may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.

2P CPR reserves, as calculated herein, may differ from the SEC definitions of proved and probable reserves because:

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Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 2P CPR pricing is based on management pricing assumptions for future Brent oil pricing for 2022: $70.00 escalated 2% per year thereafter through 2031; and

●	Lease operating expenses are not escalated in the SEC case, while for the 2P CPR reserves case they are escalated at 2% annually beginning on January 1, 2023.

Management uses 2P CPR reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of the Company to other companies. Management believes that the presentation of 2P CPR reserves is useful to its international investors, particularly those that invest in companies trading on the London Stock Exchange, in order to better compare the Company’s reserve information to other London Stock Exchange-traded companies that report similar measures. VAALCO also believes that this information enhances its investors’ and securities analysts’ understanding of its business. However, 2P CPR reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating VAALCO’s business, investors should rely on the Company’s SEC proved reserves and consider 2P CPR reserves only supplementally. SEC reserves will be evaluated as of December 31, 2022 for this approved Venus Development Plan.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018  (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Michael Silver, Corporate Secretary of VAALCO.